Exhibit 3.3

CERTIFICATE OF DESIGNATION OF SERIES E CONVERTIBLE

PREFERRED STOCK OF GREAT BASIN SCIENTIFIC, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Great Basin Scientific, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.     Designation. There shall be a series of Preferred Stock that shall be designated as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”) and the number of shares constituting such series shall be [            ]. The rights, preferences, powers, restrictions and limitations of the Series E Preferred Stock shall be as set forth herein.

2.     Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” has the meaning provided for the same term in the Exchange Act.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any Share of Series E Preferred Stock, the date on the prospectus included in the registration statement pursuant to which the units were issued of which the Series E Preferred Stock was a component.

“Early Conversion Trigger Date” has the meaning set forth in Section 5.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means that (i) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation or any of its subsidiaries is the surviving corporation) any other Person unless the shareholders of the Corporation immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Maximum Percentage” has the meaning set forth in Section 5.5.

“Preferred Stock” has the meaning set forth in the Recitals.

“Series E Preferred Stock” has the meaning set forth in Section 1.

“Transfer Agent” has the meaning set forth in Section 5.1(b).

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

3.    Rank. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series E Preferred Stock shall rank equal to the Common Stock on an as converted basis.

3.     Voting.

4.1     The Series E Convertible Preferred Stock shall have no voting rights, except as expressly set forth in this Section 4.

4.2     So long as any shares of Series E Preferred Stock are outstanding, the affirmative vote of the holders of at least a majority of the Series E Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series E Preferred Stock, whether by merger or consolidation or otherwise; provided, however, that in the event of an amendment to terms of the Series E Preferred Stock, including by merger or consolidation, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series E Preferred Stock is converted into, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights, taken as a whole, not materially less favorable to the holders of the Series E Preferred Stock than the powers, preferences or special rights of the Series E Preferred Stock, taken as a whole, the occurrence of such event shall not be deemed to materially and adversely affect such powers, preferences or special rights of the Series E Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of such events.

4.3     For purposes of Section 4.2, each share of Series E Preferred Stock shall have one vote per share. Except as set forth herein, the Series E Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

4.4     No amendment to these terms of the Series E Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of Preferred Stock other than the Series E Preferred Stock.

4.5     Without the consent of the holders of the Series E Preferred Stock, so long as such action does not materially and adversely affect the powers, preferences or special rights of the Series E Preferred Stock, taken as a whole, and to the extent permitted by law, the Corporation may amend, alter, supplement, or repeal any terms of this Certificate of Designation for the following purposes:

(a)     to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

(b)     to make any provision with respect to matters or questions relating to the Series E Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

5.     Conversion.

5.1     Right to Convert

(a)     Right to Convert. Subject to the provisions of this Section 5, at any time and from time to time on or after the date that is six months after the Date of Issuance, any holder of Series E Preferred Stock shall have the right by written election to the Corporation to convert each share of Series E Preferred Stock held by such holder into four (4) shares of Common Stock (including any fraction of a share).

(b)     Early Conversion. Subject to the provisions of this Section 4, if at any time after 30 days from the Date of Issuance, the closing trading price of the Common Stock of the Corporation is above $4.00 per share (subject to adjustment for stock splits, stock dividends or similar events) for 20 consecutive trading days (such twentieth day, the “Early Conversion Trigger Date”), then, at any time and from time to time after the 15th day after the Early Conversion Trigger Date, any holder of Series E Preferred Stock shall have the right by written election to the Corporation and the Corporation’s transfer agent, American Stock Transfer & Trust Company (the “Transfer Agent”), to convert all or any portion of each outstanding Share of Series E Preferred Stock (including any fraction of a share) held by such holder into four (4) shares of Common Stock (including any fraction of a share) at any time after 15 days from the Early Conversion Trigger Date.

5.2 Fundamental Transaction Automatic Conversion. Subject to the provisions of this Section 5, if at any time and from time to time on or after the Date of Issuance, the Corporation enters into or is party to a Fundamental Transaction, each share of Series E Preferred Stock shall convert automatically into four (4) shares of Common Stock (including any fraction of a share) immediately prior to consummation of such Fundamental Transaction. To the extent such a conversion would be limited by Section 5.5, the holder shall be entitled to convert the Series E Preferred Stock that it could not initially convert at a later date or dates, provided that at such later date or dates the limitation in Section 5.5 would no longer apply to the holder because such holder would no longer own in excess of the Maximum Percentage (as defined in Section 5.5).

5.3     Procedures for Conversion; Effect of Conversion

(a)     Procedures for holder Conversion. In order to effectuate a conversion of Shares of Series E Preferred Stock pursuant to Section 5.1(a), a holder shall submit a written election to the Corporation and the Corporation’s Transfer Agent, and that such holder elects to convert such shares, the number of shares elected to be converted. The conversion of such shares hereunder shall be deemed effective as of the date of receipt of such written election by the Corporations’s Transfer Agent. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)     Effect of Conversion. All shares of Series E Preferred Stock converted as provided in this Section 5 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

5.4     Reservation of Stock. The Corporation shall at all times when any shares of Series E Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series E Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series E Preferred Stock pursuant to this Section 4. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series E Preferred Stock.

5.5.     Limitations on Conversion. Notwithstanding anything to the contrary contained in this Certificate, the Series E Preferred Stock shall not be convertible by a holder to the extent (but only to the extent) that the holder or any of its Affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the holder’s shares shall be convertible (vis-à-vis other convertible securities owned by the holder or any of its Affiliates) and of which such securities shall be convertible (as among all such securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion. No prior inability to convert the shares of Series E Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor holder of the shares of Series E Preferred Stock. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Corporation may not amend or waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion of convertible securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation or securities issued pursuant to the Certificate of Designation.

6.     Status of Converted or Acquired Shares. All shares of Series E Preferred Stock (i) converted into shares of Common Stock in accordance with Section 4 herein or (ii) acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

7.     Maturity. The Series E Preferred Stock has no maturity date, no sinking fund has been established for the retirement or redemption of Series E Preferred Stock, and the Series E Preferred Stock has no redemption provisions.

8.     Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 7).

9.     Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series E Preferred Stock; provided, that no amendment, modification or waiver of the terms or relative priorities of the Series E Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with Section 3 and this Section 8.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this ___ day of ________, 2015.

GREAT BASIN SCIENTIFIC, INC.

By:

Name: Title:

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